Exhibit 10.1

Abraxas Petroleum Corporation

Management Incentive Plan (“MIP”) Term Sheet (“Term Sheet”)

MIP Provisions:

Employer:                           Abraxas Petroleum Corporation (“Abraxas” or the “Company”)

Eligible Employees:         Certain officers and employees to be determined by the Board of Directors (each an “Eligible Employee”)

Compensation Upon a

Change of Control:        Subject to the terms of the MIP, each Eligible Employee participating in the MIP may earn a bonus payment (the “MIP Payment”) upon a Change of Control (as defined below). Any such MIP Payment shall be paid 90 days after the consummation or occurrence of the Change of Control (“Payment Date”), provided, however, if the Participant is involuntarily separated from service at the Company after the Participant has become entitled to the MIP Payment as described herein, but before the Payment Date, the MIP Payment shall be paid on the effective date of separation from service. Any such MIP Payment shall be paid in cash and securities in the same ratio as the consideration received by the Company and/or its stockholders in connection with such Change of Control. If Abraxas is subject to a holdback, each Eligible Employee shall also be subject to the same holdback percentage and conditions thereof. The amount of any such MIP Payment paid to an Eligible Employee shall be equal to (x) such individual’s allocated award of MIP shares multiplied by (y) the aggregate MIP value as calculated pursuant to Exhibit A divided by the total number of MIP shares awarded to participants.

In order to be eligible for a MIP Payment, an Eligible Employee must be continuously employed by the Company through the consummation of the Change of Control, provided that if any Eligible Employee is terminated by the Company without “Cause” (as defined below) within the 60-day period preceding the consummation of the Change of Control, then such Eligible Employee will be deemed to have been employed by the Company as of consummation of the Change of Control.

Cause:               Termination by the Company of any person’s employment for “Cause” shall mean termination upon (i) the continued failure to substantially perform one’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for more than 10 days after a written demand for substantial performance is delivered to an Eligible Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed his/her duties, (ii) engagement by an Eligible Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) an Eligible Employee’s indictment for, conviction of, or the entering of a guilty plea or plea of nolo contendere with respect to, any felony or any crime involving moral turpitude, (iv) the Eligible Employee’s material violation of the written policies of the Company and its affiliates, including, without limitation, those relating to sexual harassment or (v) a breach of any restrictive covenants to which the Eligible Employee is subject.

Change of Control:         For purposes of this Agreement, a Change of Control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing a majority or more of the combined voting power of the Company's then outstanding securities, (b) the consummation of a merger or consolidation of the Company with any other entity, or (c) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets or mineral properties.

Notwithstanding the foregoing, however, the following shall be deemed not to be a Change in Control: (A) a transaction the sole purpose of which is to (x) change the state of the Company’s incorporation, or (y) create a holding company, the outstanding shares of which are owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or (B) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Exhibit A – MIP Pool Calculation

Tier	Change of Control Value Range	MIP Value Participation % of Incremental Amounts
I	$0-100 million	0.0%
II	$100-110 million	50.0%
III	$110-140 million	5.0%
IV	$140-180 million	10.0%
V	$180+ million	15.0% (capped at $1.5 million)

MIP Cap:                                    Notwithstanding the foregoing, the aggregate MIP Pool and payout shall be capped at $12.0 million.

Change of Control Value:         Shall be determined, by the Compensation Committee in good faith, based on the consideration received by the Company in any asset sale or the equity value of the Company implied by the consideration received by the stockholders of the Company in any merger or similar transaction.

MIP Payout Schedule:         Any MIP payout shall be subject to the following reductions in payout percentages based on timing of a Change of Control following adoption of the MIP:

0 – 6 months       100%

7 – 12 months       75%

13 – 18 months     50%

Thereafter             25%